Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of Becton, Dickinson and Company (the “Company”) as of March 31, 2017 gives effect to (i) the Company’s concurrent offerings of shares of common stock and depositary shares (the “Equity Financing”), (ii) drawing under the Company’s senior unsecured term loan facility and the Company’s senior unsecured 364-day bridge loan facility (the “Debt Financing”), and (iii) the acquisition by the Company of C. R. Bard, Inc. (‘‘Bard’’) pursuant to the agreement and plan of merger among the Company, Bard and Lambda Corp., a New Jersey corporation and the Company’s wholly owned subsidiary (‘‘Merger Corp’’), which provides, among other things, that upon the terms and subject to the conditions set forth therein, Merger Corp will merge with and into Bard, with Bard surviving as a wholly owned subsidiary of the Company (the “Bard Acquisition”), each as more fully described below in Note 1, as if they each occurred as of March 31, 2017. The following unaudited pro forma condensed combined statements of income of the Company for the six-month period ended March 31, 2017 and the fiscal year ended September 30, 2016 similarly give effect to the Equity Financing, the Debt Financing and the Bard Acquisition, as if they each occurred at the beginning of the period on October 1, 2015.

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the Company’s historical audited and interim unaudited consolidated financial statements, including the notes thereto, and Bard’s historical audited and interim unaudited consolidated financial statements, including the notes thereto. The financial statements of the Company are included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each of which have been incorporated by reference herein. The financial statements of Bard for the year ended December 31, 2016 and for the quarter ended March 31, 2017 are included in the Company’s Current Report on Form 8-K dated May 8, 2017. The historical interim financial information of Bard for the six months ended March 31, 2017 also was derived from Bard’s unaudited interim consolidated financial statements for the quarter ended September 30, 2016. Note 2 describes the method of calculating the statement of income of Bard for the six months ended March 31, 2017.

The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributed to the Equity Financing, the Debt Financing and the Bard Acquisition (the “Transactions”). In addition, with respect to the unaudited pro forma condensed combined statements of income, the unaudited pro forma adjustments are expected to have a continuing impact on the Company’s consolidated results. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company’s management believe are reasonable. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the Company’s financial position or results of operations that would have occurred had the events been consummated as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information is not necessarily indicative of the Company’s future financial condition or operating results.

Management expects that the strategic and financial benefits of the Bard Acquisition will result in certain cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma condensed combined statements of income for either period.

The Bard Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Accordingly, the cost to acquire such interests will be allocated to the underlying net assets in proportion to their respective fair values. The fair value of Bard’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value as of March 31, 2017. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill. The establishment of the fair value of consideration for acquisitions and related allocation to acquired assets and liabilities requires the extensive use of significant estimates and management’s judgment. Since the Bard Acquisition has not been consummated, the Company’s access to information to make such estimates is limited and therefore, certain market based assumptions were used when data was not available; however, management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on information currently available. As more fully described in the notes to the unaudited pro forma condensed combined financial information, a preliminary allocation of the purchase price has been made to increase the value of inventory to fair value by approximately $500 million; and to recognize the value of identifiable intangible assets at fair value in the aggregate amount of approximately $12.1 billion. It is expected that, in addition to developed products and technology, such identifiable intangible assets will include customer relationships, in-process research and development costs, and brands and trademarks. All other tangible assets acquired and liabilities assumed have been recognized preliminarily in the accompanying pro forma condensed combined balance sheet at their respective book values, which management believes materially approximate their respective fair values. The excess of the estimated purchase price over the estimated fair value of the net assets acquired of $16.6 billion has been preliminarily allocated to goodwill in the accompanying pro forma condensed combined balance sheet. The allocation of purchase price is preliminary at this time, and will remain as such until the Company completes valuations and other studies in order to finalize the valuation of the net assets acquired, which is not expected to be substantially completed until December 31, 2017. The final allocation of the purchase price is dependent on a number of factors, including the final valuation of the fair value of all tangible and intangible assets acquired and liabilities assumed as of the closing date of the Bard Acquisition when additional information will be available. Such final adjustments, including changes to amortizable tangible and intangible assets, may be material.

For pro forma purposes only, the purchase price allocation discussed above was based on the value of the Company’s common stock expected to be transferred as part of the purchase consideration as of April 21, 2017 (which was the last trading day before the public announcement of the Bard Acquisition). The final value of the consideration to be transferred for accounting purposes will ultimately be based on the closing share price of the Company’s common stock on the last trading day prior to the closing date of the Bard Acquisition. Accordingly, the purchase price and its related allocation to the underlying net assets of Bard could change materially.

The consummation of the Bard Acquisition remains subject to the satisfaction of customary closing conditions, including the receipt of regulatory and Bard shareholder approvals.

Becton, Dickinson and Company
Unaudited Pro Forma Condensed Combined Balance Sheet
 March 31, 2017

	Historical Company	Historical Bard	Reclassifications	Equity Financing and Debt Financing	Bard Acquisition	Note References		Pro Forma Combined
(in millions)
ASSETS
Current Assets:
Cash and cash equivalents	$548	$891	$—	$14,891	$(16,291)	5a, 5	d	$39
Restricted cash	—	179	—	—	—			179
Short-term investments	8	—	—	—	—			8
Trade receivables, net	1,569	450	—	—	—			2,019
Current portion of net investment in sales-type leases	355	—	—	—	—			355
Inventories	1,747	497	—	—	500	5	e	2,744
Prepaid expenses and other	664	284	—	—	—			948
Total Current Assets	4,891	2,301	—	14,891	(15,791)			6,292

Property, plant and equipment, net	3,941	494	—	—	—			4,435
Goodwill	7,405	1,261	—	—	15,327	5	f	23,993
Other intangibles, net	6,118	984	—	—	11,143	5	g	18,245
Net investment in sales-type leases, less current portion	817	—	—	—	—			817
Deferred tax assets	—	39	(39)	—	—	4		—
Other assets	949	166	39	—	—	4		1,154
Total Assets	$24,121	$5,245	$—	$14,891	$10,679			$54,936

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Short-term debt and current maturities of long-term debt	$1,224	$609	$—	$—	$—			$1,833
Payables and accrued expenses	2,794	950	—	—	(36)	5	h	3,708
Total Current Liabilities	4,018	1,559	—	—	(36)			5,541

Long-term debt	9,082	1,143	—	10,491	—	5	b	20,716
Long-term employee benefit obligations	1,356	—	—	—	—			1,356
Deferred income taxes and other	1,702	871	—	—	4,798	5	i	7,371

Shareholders’ Equity:
Preferred stock	—	—	—	2	—	5	c	2
Common stock	333	18	—	12	19	5c, 5	j	382
Capital in excess of par value	4,742	2,389	—	4,386	5,229	5c, 5	j	16,746
Retained earnings	13,320	(514)	—	—	448	5	j	13,254
Deferred compensation	22	—	—	—	—			22
Common stock in treasury – at cost	(8,445)	—	—	—	—			(8,445)
Accumulated other comprehensive loss	(2,009)	(221)	—	—	221	5	j	(2,009)
Total Shareholders’ Equity	7,963	1,672	—	4,400	5,917			19,952
Total Liabilities and Shareholders’ Equity	$24,121	$5,245	$—	$14,891	$10,679			$54,936

Becton, Dickinson and Company
Unaudited Pro Forma Condensed Combined Statement of Income
 Six Months Ended March 31, 2017

	Historical Company	Historical Bard	Reclassifications	Equity Financing and Debt Financing	Bard Acquisition	Note References		Total Pro Forma
(in millions, except per share data)
Revenues	$5,892	$1,906	$—	$—	$—			$7,798

Cost of products sold(a)	3,007	702	(46)	—	339	4, 6	a	4,002
Selling and administrative expense(a)	1,432	565	46	—	—	4		2,043
Research and development expense(a)	368	149	—	—	—			517
Acquisitions and other restructurings	163	—	2	—	—	4		165
Other operating (income) expense	(335)	—	58	—	—	4		(277)
Total operating costs and expenses	4,635	1,416	60	—	339			6,450

Operating income	1,257	490	(60)	—	(339)			1,348

Interest expense	(181)	(30)	—	(241)	—	6	b	(452)
Interest income	12	—	—	—	—			12
Other (expense) income, net	(34)	(57)	60	—	—	4		(31)

Income before income taxes	1,054	403	—	(241)	(339)			877
Income tax provision (benefit)	149	66	—	(92)	(129)	6	c	(6)
Net income	905	337	—	(149)	(210)			883

Less: preferred dividends	—	—	—	(71)	—	6	d	(71)

Net income attributable to common shareholders	$905	$337	$—	$(220)	$(210)			$812

Earnings per common share
Basic	$4.24							$3.10
Diluted	$4.15							$2.98

Weighted average common shares:
Basic	213.3			12.2	36.8			262.3
Diluted	218.0			12.2	42.5			272.7

(a) Includes depreciation and amortization expense of:	$523	$103	$—	$—	$339			$965

Becton, Dickinson and Company
Unaudited Pro Forma Condensed Combined Statement of Income
 Year Ended September 30, 2016

	Historical Company	Historical Bard	Reclassifications	Equity Financing and Debt Financing	Bard Acquisition	Note References		Total Pro Forma
(in millions, except per share data)
Revenues	$12,483	$3,714	$—	$—	$—			$16,197

Cost of products sold(a)	6,492	1,372	(90)	—	677	4, 6	a	8,451
Selling and administrative expense(a)	3,005	1,102	90	—	—	4		4,197
Research and development expense(a)	828	293	—	—	—			1,121
Acquisitions and other restructurings	728	—	29	—	—	4		757
Other operating (income) expense	—	—	205	—	—	4		205
Total operating costs and expenses	11,053	2,767	234	—	677			14,731

Operating income	1,430	947	(234)	—	(677)			1,466

Interest expense	(388)	(54)	—	(447)	—	6	b	(889)
Interest income	21	—	—	—	—			21
Other (expense) income, net	11	(229)	234	—	—	4		16

Income before income taxes	1,074	664	—	(447)	(677)			614
Income tax provision (benefit)	98	133	—	(170)	(257)	6	c	(196)
Net income	976	531	—	(277)	(420)			810

Less: preferred dividends	—	—	—	(141)	—	6	d	(141)

Net income attributable to common shareholders	$976	$531	$—	$(418)	$(420)			$669

Earnings per common share
Basic	$4.59							$2.56
Diluted	$4.49							$2.46

Weighted average common shares:
Basic	212.7			12.2	36.8			261.7
Diluted	217.5			12.2	42.5			272.2

(a) Includes depreciation and amortization expense of:	$1,114	$213	$—	$—	$677			$2,004

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Description of the Transactions

   The Bard Acquisition

On April 23, 2017, the Company announced a definitive agreement under which it will acquire Bard for $222.93 in cash (the “Cash Consideration”) and 0.5077 shares of Company common stock (the “Equity Consideration”) per share of Bard common stock (other than shares owned, directly or indirectly, by the Company, Bard or Merger Corp.). This is expected to result in a purchase price for Bard of approximately $16.1 billion in Cash Consideration (exclusive of transaction costs) and $7.9 billion in Equity Consideration, based on the closing market price of the Company’s common stock in effect as of April 21, 2017 (which was the last trading day before the public announcement of the Bard Acquisition). This is used for pro forma purposes only. The value of the consideration transferred for accounting purposes will ultimately be based on the closing share price of the Company’s common stock on the last trading day prior to the closing date of the acquisition, and could change materially.

The Cash Consideration is expected to be funded with approximately $4.4 billion of net proceeds raised in the Equity Financing, approximately $10.5 billion of net proceeds raised under the Company’s Debt Financing, and approximately $1.4 billion of available cash and cash equivalents expected to be on hand from the combined companies’ balance sheets. The mix of funding between cash on hand and debt financing could change based on the amount of cash on hand at the date of acquisition. The Company also will assume Bard’s indebtedness.

Under the terms of the Bard Merger Agreement, if the number of shares issuable as part of the Bard Acquisition would exceed 19.9% of the issued and outstanding shares of the Company’s common stock immediately prior to the entry into the Bard Merger Agreement, the Equity Consideration will be adjusted downward by the minimum extent necessary so that no more than such number of shares becomes issuable in the Bard Acquisition, and the Cash Consideration will be correspondingly increased as set forth in the Bard Merger Agreement.

   The Equity Financing

The Company is giving effect to the issuance of approximately 12.2 million shares of common stock at an assumed price of $185.29 per share (the “Common Stock Offering”), representing the closing market price of the Company’s common stock in effect as of April 21, 2017 (which was the last trading day before the public announcement of the Bard Acquisition). In addition, the Company expects to issue depositary shares, each representing a 1/20th ownership interest in a share of Preferred Stock, which is expected to result in approximately 2.3 million shares of the Preferred Stock being outstanding (the “Preferred Stock Offering”). Aggregate net proceeds assumed to be raised in connection with the Equity Financing are assumed to be approximately $4.4 billion.

The shares of Preferred Stock are assumed to be convertible to a minimum of 10.1 million and up to a maximum of 12.2 million shares of Company common stock at an exchange ratio, based on the market price of the Company’s common stock at the date of conversion and no later than the mandatory convertibility date of the third anniversary of the issuance of the Preferred Stock. Each share of Preferred Stock also is assumed to be entitled to a quarterly cash dividend payable at an assumed rate of 6.25% per annum.

   The Debt Financing

In addition to the net proceeds raised in connection with the Equity Financing, the Company expects to fund a substantial portion of the Cash Consideration and related transactions costs with debt financing. As such, the Company has already secured commitments for a bridge financing facility that provides up to $15.7 billion of availability (the “Bridge Facility”) and for new credit facilities, each as described further below.

   The Bridge Facility

Borrowings under the Bridge Facility bear interest at the rate of LIBOR plus 150 basis points, with quarterly increases of 25 basis points for each quarter the Bridge Facility is outstanding. In addition, in order to secure commitments under the Bridge Facility, the Company agreed to pay certain one-time, upfront fees and other periodic fees generally based on the duration of the Bridge Facility. For pro forma purposes, such one-time fees are amortized to interest expense over the expected life of the Bridge Facility, which has the effect of significantly increasing the Company’s effective cost of borrowing as reflected in the accompanying unaudited pro forma combined financial information. For pro forma purposes, the Bridge Facility is assumed to extend for the 1.5 years reflected in the pro forma period.

The financing commitments in respect of the Bridge Facility will be automatically reduced, subject to certain exceptions and limitations, on a dollar-for-dollar basis by (i) the net cash proceeds of any issuance of notes by the Company, (ii) the net cash proceeds of the incurrence by the Company of certain other indebtedness for borrowed money, (iii) the net cash proceeds from any issuance of equity by the Company, including the proceeds assumed to be raised from the Equity Financing, (iv) the committed amount or (without duplication) the net cash proceeds of loans under a Term Loan Facility (as defined below) expected to be entered into in connection with the Company’s New Credit Facilities (as defined below) and (v) the net cash proceeds of certain sales of assets outside the ordinary course of business. The financing commitments of the Bridge Commitment Parties are currently undrawn and are subject to various conditions set forth in the Bridge Commitment Letter.

   New Credit Facilities

The Company has also secured commitments for new credit facilities, consisting of (i) a senior unsecured term loan facility that provides for borrowings of up to $2.25 billion (the “Term Loan Facility”) and (ii) a senior unsecured revolving credit facility that provides for borrowing of up to $2.25 billion (the “Revolving Credit Facility” and, when taken together with the Term Loan Facility, the “New Credit Facilities”), which will either refinance or replace the Company’s existing revolving credit facility. The Company intends to utilize the Term Loan Facility to fund $2.25 billion of the Cash Consideration. The new Revolving Credit facility is intended to be used for general corporate purposes and/or the refinancing in the future of certain of Bard’s indebtedness assumed as part of the Bard Acquisition.

   The Exchange Offers

On May 5, 2017, the Company commenced an offer to exchange (the “Exchange Offers’’) certain fixed-rate debt securities of Bard in an aggregate principal amount of approximately $1.15 billion for a like-amount of new notes and cash to be issued by the Company. Each new note issued by the Company under the Exchange Offers will have the same interest rate, the same interest payment dates, the same redemption terms and the same maturity dates as the existing Bard debt securities for which it is being exchanged. The Exchange Offers are subject to certain conditions, including the closing of the Bard Acquisition. Because the Exchange Offers are not expected to have a material effect on the Company’s financial position, operating results or liquidity, no pro forma effect of the Exchange Offers has been made in the accompanying unaudited pro forma condensed combined financial information.

   Pro Forma Effect of the Debt Financing

The accompanying unaudited pro forma condensed combined financial information reflects approximately $8.4 billion of borrowings under the Bridge Facility and $2.25 billion of borrowings under the New Credit Facilities to fund a portion of the Cash Consideration and related transaction costs.

The Company ultimately does not expect to utilize the Bridge Facility, and expects to issue more cost-effective, permanent debt financing. However, there are no assurances at this time that the Company will be able to do so, as any such future financings will be subject to prevailing market conditions at a later time. Accordingly, the accompanying unaudited condensed pro forma combined financial information reflects the higher cost of borrowings under the Bridge Facility. Management expects that it will replace the need for borrowings under the Bridge Facility with the issuance of long-term bonds to be issued at a later date. Assuming that the Company can issue approximately $8.4 billion principal amount of debt under a more permanent debt financing structure at an assumed, weighted-average cost of 4.3% and an assumed, weighted-average life of approximately 8 years, the Company’s annual interest expense on a pro forma basis would decrease by approximately $20 million, and net income would increase by approximately $12 million.

   Interest Rate Sensitivity

As of March 31, 2017, on a pro forma basis after giving effect to borrowings under both the Company’s Bridge Facility and the Term Loan Facility, and the assumption of Bard’s indebtedness, the Company would have had approximately $11.326 billion in principal of variable-rate indebtedness and $11.423 billion in principal of fixed-rate indebtedness. As such, the Company’s financing costs are sensitive to changes in interest rates. For each 0.125% increase or decrease in actual or assumed interest rates, the Company’s annual interest expense would increase or decrease by approximately $14.2 million, and net income would decrease or increase, respectively, by approximately $8.8 million.

Note 2 - Basis of Pro Forma Presentation

As Bard’s fiscal year of December 31 is within 93 days of the Company’s September 30 fiscal year, the Company’s pro forma condensed combined statement of income for the year ended September 30, 2016 includes Bard’s annual operating results for its respective fiscal year ended December 31, 2016. However, in order for the interim period pro forma results to be comparable to the Company’s, the Bard six-month period ended March 31, 2017 was calculated as follows:

Bard
Historical Consolidated Statement of Income
 For the Six Months Ended March 31, 2017

	Annual 12/31/16	Less: Nine Months 9/30/16	Subtotal Three Months 12/31/16	Add: Three Months 3/31/17	Six Months 3/31/17
	(millions)
Net sales	$3,714	$2,747	$967	$939	$1,906
Cost and expenses:
Cost of goods sold(a)	1,372	1,024	348	354	702
Marketing, selling and administrative expense(a)	1,102	822	280	285	565
Research and development expense(a)	293	214	79	70	149
Acquisitions and other restructurings	—	—	—	—	—
Other operating income	—	—	—	—	—
Interest expense	54	39	15	15	30
Other (income) expense, net	229	185	44	13	57
Total costs and expenses	3,050	2,284	766	737	1,503

Income from operations before income taxes	664	463	201	202	403
Income tax provision	133	91	42	24	66
Net income	$531	$372	$159	$178	$337

(a) Includes depreciation and amortization expense of:	$213	$161	$52	$51	$103

As a result, the historical financial information for Bard used for pro forma purposes includes the fourth calendar quarter of 2016 in both the annual 2016 and interim 2017 unaudited pro forma condensed combined financial statements presented herein.

Note 3 - Conforming Accounting Policies

Following the Bard Acquisition, the Company will conduct a review of Bard’s accounting policies in an effort to determine if differences in accounting policies require reclassification of Bard’s results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, the Company was not aware of any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications described below.

Note 4 - Reclassifications

Certain balances from the consolidated financial statements of Bard were reclassified to conform their presentation to that of the Company’s basis of presentation as indicated in the tables below (in millions).

The reclassification to conform to the Company’s basis of presentation for its balance sheet has no effect on the net equity of Bard, and relates to the reclassification of $39 million of deferred tax assets to other non-current assets.

Description	March 31, 2017 Increase / (Decrease)
Deferred tax assets	$(39)
Other assets	39

The reclassifications to conform to the Company’s basis of presentation for its statements of income have no effect on net income and primarily relate to:

(i)
reclassifications of legal costs from other income (expense) below operating income to the caption “Other operating income” as a component within operating income in the amounts of $205 million for the year ended September 30, 2016 and $58 million for the six months ended March 31, 2017;

(ii)
restructuring costs from other income (expense), net, below operating income to a separate classification as a component within operating income in the amounts of $30 million for the year ended September 30, 2016 and $7 million for the six months ended March 31, 2017;

(iii)
acquisition-related transaction costs from other income (expense), net, below operating income to a separate classification as a component within operating income in the amounts of $(1) million for the year ended September 30, 2016 and $(5) million for the six months ended March 31, 2017, and

(iv)
reclassification of shipping and handling costs from cost of goods sold to a component within selling, general and administrative expenses in the amounts of $90 million for the year ended September 30, 2016 and $46 million for the six months ended March 31, 2017.

Description	Six Months Ended March 31, 2017 Increase / (Decrease)	For the Year Ended September 30, 2016 Increase / (Decrease)
Cost of products sold	$(46)	$(90)
Selling and administrative expense	46	90
Acquisitions and other restructurings	2	29
Other operating expense	58	205
Other income (expense), net	60	234

Following the closing of the Bard Acquisition, we will finalize our review of Bard’s financial statement presentation in an effort to determine if differences in classification require further adjustment to Bard’s results of operations, assets or liabilities to conform to our presentation. As a result of this review, we may identify differences between the classifications of the two companies that, when conformed, could be materially different from the amounts set forth in the accompanying unaudited pro forma condensed combined financial statements.

Note 5 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2017

This note should be read in conjunction with “Note 1 – Description of The Transactions”, “Note 2 – Basis of Pro Forma Presentation”, “Note 3 – Conforming Accounting Policies”, and “Note 4 – Reclassifications.” Adjustments included in the columns “Equity Financing and Debt Financing” and “Bard Acquisition” to the accompanying unaudited pro forma condensed combined balance sheet as at March 31, 2017 are represented, in part, by the following considerations arising out of the allocation of the purchase price to Bard’s assets and liabilities (in millions, except per share amounts):

	Consideration
	Cash	Equity(a)	Total
Number of outstanding shares of Bard common stock as of March 31, 2017	72.46	72.46	72.46
Purchase price consideration per share	$222.93	$94.07	$317.00

Subtotal	$16,153	$6,817	$22,970
Consideration issued to settle outstanding stock compensation awards	—	1,049	1,049

Total consideration issued	16,153	7,866	24,019

Less: Portion of settlement of outstanding stock compensation awards to be recognized as an expense, primarily through 2021	—	238	238

Total estimated purchase price consideration	$16,153	$7,628	$23,781

(a) Based on the closing market price of the Company’s common stock in effect as of April 21, 2017 (which was the last trading day before the public announcement of the Bard Acquisition)

Purchase Price Allocation

Total consideration transferred		$23,781

Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired	$1,672
Less after-tax transaction costs incurred by Bard	(63)
Less write-off of pre-existing Bard goodwill and intangible assets	(2,245)
Adjusted net book value of assets acquired		(636)
Excess book value of net assets to be allocated		24,417
Identifiable intangible assets at fair value		12,127
Increase inventory to fair value		500
Deferred tax impact of fair value adjustments		(4,798)
Total Goodwill		$16,588

The pro forma purchase price allocation presented above has been developed based on preliminary estimates of fair value using the historical financial statements and information of Bard as of March 31, 2017. In addition, the allocation of the purchase price to the acquired identifiable assets and assumed liabilities is based on a preliminary estimate of the value of the inventory and the aggregate identifiable intangible assets acquired. The fair value of all other tangible assets acquired and liabilities assumed was presumed by the Company’s management to materially approximate their respective net book values as of March 31, 2017 in order to prepare the unaudited pro forma condensed combined financial information.

The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date of the Bard Acquisition. As such, the purchase price allocation will change upon the receipt of additional and more detailed information, and such changes could result in a material change to the unaudited pro forma condensed combined financial information.

   Equity Financing and Debt Financing

(a)	The net cash increase to the unaudited pro forma condensed combined balance sheet in the amount of $14.891 billion as of March 31, 2017 relating to:

•
an increase in cash and cash equivalents of $4.4 billion to reflect the net proceeds assumed to be raised from the issuance of the depositary shares representing interests in the Preferred Stock and the shares of common stock; and

•	an increase in cash and cash equivalents of $10.491 billion to reflect the net proceeds expected to be raised from the Debt Financing.

(b)
A net increase in long-term debt of $10.491 billion representing (i) $8.441 billion of borrowings under the Bridge Facility and (ii) $2.250 billion of borrowings under the Term Loan Facility used to fund a portion of the Cash Consideration, net of $200 million of debt issuance costs.

(c)	A net increase in shareholders’ equity of $4.4 billion consisting of:

•
an increase in shareholders’ equity relating to the par value of depositary shares representing interests in the Preferred Stock and shares of common stock of $2 million and $12 million, respectively, based on the shares assumed to be issued and the related par values per share of $1 and $1, respectively; and

•
an increase in shareholders’ equity relating to the aggregate capital assumed to be raised in excess of par value of $4.386 billion, net of $112 million of transaction costs assumed to be incurred to issue the depositary shares representing interests in the Preferred Stock and shares of common stock.

The Bard Acquisition

(d)
A decrease in cash and cash equivalents of $16.291 billion, representing the payment of $16.153 billion by the Company of the Cash Consideration as part of the exchange for the outstanding shares of Bard common stock as of March 31, 2017, and the payment of $138 million of acquisition-related transaction costs.

(e)	An increase in inventories of $500 million, reflecting the adjustment to increase inventories to their fair value as part of the allocation of the purchase price to the underlying net assets of Bard.

(f)	A net increase in goodwill of $15.327 billion consisting of:

•	a decrease relating to the write off of Bard’s historical goodwill of approximately $1.261 billion; and

•	an increase representing the excess of the purchase price over the fair value of Bard’s net assets of $16.588 billion.

(g)	A net increase in other intangible assets of $11.143 billion consisting of:

•	a decrease relating to the write off of Bard’s historical identifiable intangible assets of $984 million; and

•	an aggregate increase of $12.127 billion to recognize the fair value of acquired identifiable intangible assets.

(h)
A net decrease in current payables and accrued expenses of $36 million related to (i) a $26 million decrease in income taxes payable associated with the deductibility of a portion of the acquisition-related transaction costs and (ii) a $10 million decrease in income taxes payable associated with the one-time stock compensation settlement charge to be recognized on the first day of the post-combination period due to an acceleration of the underlying vesting rights of such awards.

(i)
An increase in non-current deferred tax liabilities of $4.798 billion related to the incremental book-tax basis differences arising from the revaluation of the net assets acquired in the Bard Acquisition for book purposes.

(j)	A net increase in shareholders’ equity of $5.917 billion consisting of:

•
a net increase of $19 million in the par value of common stock related to (i) a $37 million increase due to the issuance of approximately 36.8 million shares of common stock as part of the Equity Consideration, offset in part by (ii) an $18 million decrease to eliminate the historical par value equity accounts of Bard.

•
a net increase of $5.229 billion in capital in excess of par value related to (i) a $7.829 billion increase due to the issuance of approximately 36.8 million shares of common stock and an additional 5.7 million shares on a fully diluted basis in settlement of Bard’s outstanding stock compensation awards as part of the Equity Consideration and (ii) a $27 million increase due to the recognition of a portion of the Bard stock compensation settlement charge on the first day of the post-combination period due to an acceleration of the underlying vesting rights of such awards, offset in part by the sum of (iii) a $238 million decrease relating to a portion of the Equity Consideration being re-characterized for financial reporting purposes as a deferred stock compensation charge to be recognized in the post-combination period due to the settlement of outstanding Bard stock compensation awards and (iv) a $2.389 billion decrease to eliminate the historical equity accounts of Bard.

•
a net increase of $448 million in retained earnings related to (i) a $514 million increase to eliminate the historical deficit of Bard, (ii) a $49 million decrease to reflect the after-tax effect of the Company expensing $60 million of acquisition-related transaction costs using an effective statutory tax rate of approximately 19% based on an estimate of tax deductibility of transaction costs, and (iii) a $17 million decrease relating to the after-tax effect of expensing a $27 million portion of the Bard stock compensation settlement charge on the first day of the post-combination period due to an acceleration of the underlying vesting rights of such awards. As the recognition of this stock compensation charge has no continuing impact on the combined entity, the cost and associated tax benefit have not been reflected in the accompanying unaudited combined statements of operations for all periods presented; and

•	a net increase of $221 million in accumulated other comprehensive loss to eliminate the historical equity accounts of Bard.

Note 6 - Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income

This note should be read in conjunction with “Note 1 – Description of The Transactions”, “Note 2 – Basis of Pro Forma Presentation”, “Note 3 – Conforming Accounting Policies”, and “Note 4 – Reclassifications.” Adjustments included in the columns “Equity Financing and Debt Financing” and “Bard Acquisition” to the accompanying unaudited pro forma condensed combined income statements for the six months ended March 31, 2017 and the year ended September 30, 2016 are represented by the following:

(a)	Depreciation and Amortization

This adjustment represents the increased amortization for the fair value of identified intangible assets with definite lives for the six months ended March 31, 2017 and the year ended September 30, 2016. The following table shows the pretax impact on amortization expense (in millions):

Description	Weighted Average Useful Life	Fair Value	Six Months Ended March 31, 2017 Increase / (Decrease)	For the Year Ended September 30, 2016 Increase / (Decrease)
Other intangible assets, net	15	12,127	$404	$808
Less historical intangible assets amortization expense			(65)	(131)
Net pro forma adjustment			$339	$677

For the six-month period ended March 31, 2017

A net increase in amortization expense of $339 million consisting of:

•
the elimination of $65 million of historical amortization expense to write off Bard’s historical net book value of identifiable intangible assets, which will be reestablished in the purchase accounting to reflect such identifiable intangible assets at their respective fair values; and

•
an increase in amortization expense of $404 million relating to the $12.127 billion aggregate fair value of finite-lived intangible assets, over a weighted-average useful life of an estimated 15 years on a straight-line basis.

For the year ended September 30, 2016

A net increase in amortization expense of $677 million consisting of:

•
the elimination of $131 million of historical amortization expense to write off Bard’s historical net book value of identifiable intangible assets, which will be reestablished in the purchase accounting to reflect such identifiable intangible assets at their respective fair values; and

•
an increase in amortization expense of $808 million relating to the $12.127 billion aggregate fair value of finite-lived intangible assets, over a weighted-average useful life of an estimated 15 years on a straight-line basis.

The amortization of the $500 million increase in the carrying value of Bard’s inventory to estimated fair value, which will be recognized in connection with purchase accounting, has not been reflected in the accompanying pro forma condensed combined statements of income for all periods presented. That cost is one-time in nature and is not expected to have any continuing impact on the combined entity, as it will be recognized during the full first year following the closing of the Bard Acquisition.

(b)	Interest Expense

This adjustment represents the additional interest expense for the six months ended March 31, 2017 and the year ended September 30, 2016 taking into consideration the additional borrowings incurred by the Company for financing the Bard Acquisition. Refer to the table below for the breakdown of this amount (in millions):

Description	Six Months Ended March 31, 2017	For the Year Ended September 30, 2016
Cash interest on additional borrowings	$174	$314
Cash interest on commitment fees	2	5
Non-cash amortization of debt issuance costs	65	128
Net pro forma adjustment	$241	$447

For the six-month period ended March 31, 2017

An increase in interest expense of $241 million consisting of:

•	an increase in interest expense of $144 million relating to assumed borrowings of $8.441 billion under the Bridge Debt Facility at an assumed interest rate of 3.4%;

•	an increase in interest expense of $30 million relating to assumed borrowings of $2.250 billion under the Term Loan Facility at an assumed interest rate of 2.7%;

•
an increase in interest expense of $2 million relating to the annual commitment fees payable on the $2.309 billion of undrawn availability under the Bridge Debt Facility and the New Credit Facilities at a 0.20% rate; and

•
an increase in interest expense of $65 million related to the amortization of an aggregate $200 million of debt issuance costs expected to be incurred in connection with the Bridge Debt Facility and New Credit Facilities over the approximate 1.5 year weighted-average life of the facilities for pro forma purposes.

For the year ended September 30, 2016

An increase in interest expense of $447 million consisting of:

•	an increase in interest expense of $253 million relating to assumed borrowings of $8.441 billion under the Bridge Debt Facility at an assumed interest rate of 3.0%;

•	an increase in interest expense of $61 million relating to assumed borrowings of $2.250 billion under the Term Loan Facility at an assumed interest rate of 2.7%;

•
an increase in interest expense of $5 million relating to the annual commitment fees payable on the $2.309 million of undrawn availability under the Bridge Debt Facility and the New Credit Facilities at a 0.20% rate; and

•
an increase in interest expense of $128 million related to the amortization of an aggregate $200 million of debt issuance costs expected to be incurred in connection with the Bridge Debt Facility and the New Credit Facilities over the approximate 1.5-year expected life of the facilities for pro forma purposes.

(c)	Provision for Income Taxes

This adjustment represents the tax effects of all the adjustments described in Notes 6a and 6b above using the Company’s effective statutory tax rate of 38%.

(d)	Preferred Dividends

These adjustments reflect an increase in preferred dividend requirements of $71 million for the six-month period ended March 31, 2017 and of $141 million for the year ended September 30, 2016, based on an assumed $2.250 billion liquidation preference on the depositary shares representing interests in the preferred stock and an assumed 6.25% per annum dividend rate. For purposes of calculating dilutive earnings per common share, the effect of the preferred stock is anti-dilutive.